Exhibit 10.1

Purchase AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated effective February 28th, 2017 (the “Effective Date”).

BETWEEN:

COMSTOCK RESOURCES DEVELOPMENT LLC, a limited liability company organized under the laws of the State of Nevada (the “Vendor”),

- and -

DEL TORO SILVER CORP and/or its assigns, a corporation incorporated under the laws of the Nevada (as applicable, “DTOR”).

RECITALS:

A.

The Vendor is the owner of One Hundred percent (100%) of the right, title, and interest in and to the four (4) unpatented BLM mining claims, together with all of the equipment, improvements, structures, supplies, and inventory located on the mining claims, all as situated in Storey County, Nevada, as set out in Schedules A and B hereto (collectively, the “Mining Claims”).

C.	The Vendor and DTOR wish to enter into this Agreement providing for the Purchase and the sale of the Mining Claims from the Vendor to DTOR, in accordance with this Agreement.

THEREFORE, in consideration of the Purchase Price as defined in Section 2.1 below, paid on the Effective Date by DTOR to the Vendor plus the mutual covenants and agreements set out in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
definitions and principles of interpretation

1.1	Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the possession, directly or indirectly, of the power to direct or significantly influence the management and business or affairs of a Person whether through the ownership of voting securities or otherwise;

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“Agreement” means this purchase and sale agreement, including all schedules to, and all amendments or restatements of, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“BLM” means the United States Department of the Interior Bureau of Land Management;

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are open for business in Reno, Nevada;

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions, information, or other similar processes, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages, or losses, contingent or otherwise, whether liquidated or un-liquidated, matured or un-matured, disputed or undisputed, contractual, legal, or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

“Effective Date” has the meaning given to it in the above preamble;

“Encumbrance” means any mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention, preferential right, or trust arrangement, and any other security arrangement or arrangements of any kind given by way of security;

“Environment” means the environment or natural environment, as defined in any Environmental Laws and includes air, surface water, ground water, land surface, soil, subsurface strata, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource, and any sewer system;

“Environmental Laws” means Laws relating to the Environment, and includes Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, reuse, recycling, Release, and disposal of Hazardous Substances;

“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals, or dispute settlement panels or other law, rule, or regulation-making organizations or entities:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory, or state, or any other geographic or political subdivision of any of them; or

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(b)	exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power;

“Hazardous Substances” means pollutants, contaminants, wastes of any nature, hazardous substances, hazardous materials, toxic substances, prohibited substances, dangerous substances, or dangerous goods, as defined, judicially interpreted, or identified in any Environmental Laws;

“Laws” means applicable laws, statutes, by-laws, rules, regulations, Orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards, or requirements, in each case of any Governmental Authority;

“Mining Claims” has the meaning given to it in Recital A;

“Mining Information” includes all:

(a)	surveys, maps, plans (including plans of operation), geophysical plots (including both magnetic and electromagnetic), and diagrams of the Mining Claims and the adjacent areas;

(b)	drill samples and cores, drilling locations and logs, from drilling conducted on the Mining Claims and the adjacent areas;

(c)

assays, reports, microprobe data, sample and visible grain count listings, geological, geochemical and petrographic samples and reports of, or with respect to, ores extracted from, or located upon, the Mining Claims, and the adjacent areas; and

(d)

papers, notes, advices, and reports extracted or compiled from or based upon the documents and items referred to above and all other data, specification records (in whatever form), reports, accounts, and other documents or things, and knowledge (whether reduced to writing or not) relating to the Mining Claims or the adjacent areas, in each case to the extent currently within the possession or control of the Vendor, or an Affiliate of the Vendor ;

“Mining Operations” means commercial mining operations and all activities necessary, expedient, conducive, or incidental relating to commercial mining operations including:

(a)	development of the property covering the Mining Claims; and

(b)	the weighing, sampling, assaying, mining, extraction, crushing, refining, treatment, transportation, handling, storage, loading, and delivery of minerals;

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“Notice” has the meaning given to it in Section 8.4;

“NSR Royalty” means a royalty equal to five percent (5%) of any and all precious metal production and net smelter returns, payable in accordance with the Royalty Agreement;

“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties, or sanctions issued, filed or imposed by any Governmental Authority or arbitrator, and includes Remedial Orders;

“Purchase Price” means the total price to be paid by DTOR in order to complete the Purchase and own the 100% of Mining Claims, as further defined in Section 2.1 below;

“Parties” means the Vendor, and DTOR, collectively, and “Party” means either of them;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, governmental authority, and, where the context requires, any of the foregoing, when they are acting as trustee, executor, administrator, or other legal representative;

“Release” has the meaning prescribed in any Environmental Law, and includes any release, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction, whether accidental or intentional;

“Remedial Orders” means Orders issued, filed, imposed, or threatened by any Governmental Authority pursuant to any Environmental Laws, and include Orders requiring investigation, assessment, or remediation of any site or Hazardous Substance, or requiring that any Release or any other activity be reduced, modified, or eliminated, or requiring any form of payment or co-operation be provided to any Governmental Authority;

“Royalty Agreement” means the agreement that will be entered into between the parties hereto on or before the Effective Date;

“Securities” means, the common shares in the capital stock of DTOR issuable upon the Effective Date; “Surface Rights” means any ownership of or rights to enter, use, and occupy the surface area of the Mining Claims, or other surface areas useful in connection with activities under this Agreement;

“Vendor” has the meaning given to it in the preamble.

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1.2	Certain Rules of Interpretation

In this Agreement:

(a)

Consent – Whenever a provision of this Agreement requires an approval or consent, and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts are to the lawful currency of the United States.

(c)

Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the State of California (without reference to choice of law rules in the State of California).

(d)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(e)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)

No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)

Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(i)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

(j)

Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Knowledge

Any reference to the knowledge of any Party means to the best of the knowledge, information, and belief of such Party, after reviewing all relevant records and making due inquiries regarding the relevant matter.

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1.4	Entire Agreement

This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties, and set out all the covenants, promises, warranties, representations, conditions, and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual, or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings, or other agreements, whether oral or written, pre-contractual, or otherwise, express, implied, or collateral, between the Parties, in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

1.5	Schedules

The schedules to this Agreement, listed below, are an integral part of this Agreement, and must be completed and attached before the Due Diligence Period ends for this Agreement to be fully-integrated and thereafter enforceable by or against either Party:

Schedule	Description
Schedule A	Mining Claims
Schedule B	Equipment and Structures

ARTICLE 2

PURCHASE PRICE AND TERMS

2.1	Purchase Price.

DTOR shall pay VENDOR, as and when provided for below, 1 million (1,000,000) restricted common shares in capital stock of DTOR. ( the “Purchase Price”).

2.2	Transfer of Title

Title to the Mining Claims will be transferred to DTOR upon payment by DTOR of the total Purchase Price.

2.3	Royalty

DTOR will pay Vendor an NSR Royalty on all precious metals produced from the Mining Claims after the full Purchase Price has been paid until the Mining Claims have been sold, at which time DTOR will pay Vendor 25% of the gross sales proceeds, less any third party commissions to non-affiliates of Del Toro as a buyout in full of the NSR Royalty.

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ARTICLE 3
Mining claims

3.1	Decision Making Rights and Operations

Except as otherwise expressly provided for in this Agreement, upon payment in full of the Purchase Price, DTOR or its assigns shall be solely responsible for the decision making in relation to the Mining Claims and all mining and exploration on the Mining Claims, unless otherwise agreed between the Parties in writing.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Vendor

The Vendor represents and warrants to DTOR the matters set out below.

(a)

The Vendor has all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement, and to own its assets and carry on its business as presently conducted. The execution and delivery of this Agreement and all other agreements to be entered into pursuant this Agreement and the consummation of the transactions contemplated by this Agreement and all other agreements to be entered into pursuant this Agreement have been duly authorized by all necessary action on the part of the Vendor. This Agreement and all other agreements to be entered into pursuant this Agreement constitute, and all other documentation in connection with this Agreement to which the Vendor is a party will constitute when executed and delivered by it, valid and binding obligations of the Vendor enforceable against it in accordance with their terms.

(b)

The Vendor is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgment, decree, license, law (including regulations) or governmental authorization that would be violated, breached by, or under which default would occur or an Encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or performance of obligations under, this Agreement, the Royalty Agreement or any other agreement to be entered into pursuant to this Agreement.

(c)

The Vendor is the holder of record of the Mining Claims and, applying customary standards in the mining industry, the Vendor is the owner of a 100% undivided beneficial interest in and to the Mining Claims.

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(d)

The Vendor has the full right, power and authority to sell, assign, and transfer all its rights, title and interest in and to the Mining Claims to DTOR in accordance with this Agreement and such assignment shall convey to DTOR lawful, valid, and unencumbered legal and beneficial title to the Mining Claims.

(e)

The Vendor has not granted any other Person any agreement or other right to acquire the Mining Claims or any portion of the Mining Claims and the Vendor has not granted any royalty, royalty interest or similar payment or interest, whether registered or unregistered, in the minerals or production in connection with the Mining Claims.

(f)

To the knowledge of the Vendor, the Mining Claims have not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce, or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws. Neither the Vendor nor any other Person in control of the Mining Claims has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any Mining Claim, except in material compliance with all Environmental Laws. All Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Mining Claims have been handled, recycled, disposed of, treated, and stored in material compliance with all Environmental Laws. To the knowledge of the Vendor, there are no Hazardous Substances at, in, on, under or migrating from any Mining Claim, except in compliance with all Environmental Laws.

(g)

All information known to the Vendor concerning the Mining Claims which might reasonably be regarded as material to DTOR in its decision to complete the transactions contemplated by this Agreement has been disclosed to DTOR prior to the Effective Date or is otherwise available on the public record.

(h)	The Vendor's agreement to acquire the Securities has not been induced by any representations with regard to future worth of the Securities.

(i)	The Vendor is acquiring the Securities not with a view to resale or distribution in violation of the federal securities laws of the United States.

(j)	The Vendor is acquiring the Securities hereunder as principal, and is not acting as nominee for any person or company and the Vendor shall be the sole beneficial owner of the Securities.

(k)

The Vendor is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act of 1933 by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by DTOR, or any of its Affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and to evaluate the merits and risks of an investment in the Securities, and (iv) able to afford the entire loss of its investment in the Securities.

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(l)	The Securities have neither been brought to the attention of the Vendor through, nor were they accompanied by, any advertisement or offering memorandum.

(m)

The Vendor is capable of bearing the economic risks of an investment in the Securities and the Vendor’s present financial condition is such that it is under no present or contemplated future need to dispose of any of the Securities to satisfy any existing or contemplated undertaking, need or indebtedness.

(n)

The common shares of DTOR have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws, and may not be sold or transferred in the absence of such registration or receipt by DTOR of an opinion of counsel, or other evidence, in the form, substance and scope reasonably satisfactory to DTOR or its transfer agent that the common shares may be sold, transferred, hypothecated or otherwise disposed of, under an exemption from registration under the Securities Act of 1933 and such state securities laws. At the discretion of DTOR or its transfer agent, the certificates or documents representing the common shares of DTOR may bear a legend reflecting the restrictions described in this subsection (n).

5.2	The Vendor hereby acknowledges and agrees that:

(a)	DTOR and its counsel may rely on the representations and warranties made by the Vendor above in completing the sale of the Securities to the Vendor; and

(b)

in the event that any of the common shares are subject to a hold period or any other restriction on resale and transferability, DTOR may place a legend on the certificates representing such common shares as may be required by the applicable law or as it may otherwise deem necessary or advisable.

4.2	Representations and Warranties of DTOR

DTOR represents and warrants to the Vendor the matters set out below.

(a)

DTOR is a corporation existing under the laws of the state of Nevada and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and to carry on its business as presently conducted.

(b)

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of DTOR. This Agreement constitutes, and each other agreement to be executed by DTOR in connection with this Agreement will constitute, a valid and binding obligation of DTOR enforceable against it in accordance with its terms.

(c)

DTOR is not a party to, bound or affected by, or subject to, any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgment, decree, license, law (including regulations) or governmental authorization that would be violated, breached by, or under which default would occur or an encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

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article 5

INDEMNIFICATION

5.1	Indemnity by Vendor

(a)

The Vendor shall indemnify and hold harmless DTOR and its directors, officers, agents, employees and shareholders (collectively, the “Indemnified Parties”) from and against all Claims, whether or not arising due to third party Claims, which may be made or brought against the Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(i)

any non-fulfillment or breach of any covenant or agreement on the part of the Vendor or contained in this Agreement or other document furnished by or on behalf of the Vendor or pursuant to this Agreement;

(ii)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Vendor or contained in this Agreement; and

(b)	The obligations of the Vendor under Section 5.1(a) shall terminate on the date which is three (3) years from the Effective Date.

5.2	Indemnity by DTOR

(a)

DTOR shall indemnify and hold harmless Vendor and its directors, officers, agents, employees and shareholders (collectively, the “Indemnified Parties”) from and against all Claims, whether or not arising due to third party Claims, which may be made or brought against the Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

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(i)	any non-fulfillment or breach of any covenant or agreement on the part of DTOR contained in this Agreement or other document furnished by or on behalf of the DTOR or pursuant to this Agreement;

(ii)	any misrepresentation or any incorrectness in or breach of any representation or warranty of DTOR or contained in this Agreement;

(iii)

any and every future claims, demands, obligations, causes of action, liability and/or damages of any and every kind, known and unknown, arising out of any fact, event, act or omission, while DTOR is operator of the claims.

(b)	The obligations of DTOR under Section 5.2(a) shall terminate on the date that the entire Purchase Price and NSR is paid.

article 6
Covenants

6.1	Mining Information

Promptly following execution of this Agreement, the Vendor shall provide to DTOR (or its designated Affiliates) all Mining Information, together with all other application information relating to the Mining Claims that was not provided prior to execution of this Agreement.

6.2	Information Rights

Vendor shall, promptly upon receipt (and in any event within three (3) Business Days), deliver to DTOR any and all notices and all other information concerning the Mining Claims that the Vendor may receive from time to time. Mining Information to Remain Confidential

(a)

For a period of Two Years after the effective date, unless otherwise hereafter agreed by the Parties in writing, all Mining Information in relation to the Mining Claims that is not generally known to or generally available to persons who are knowledgeable in the mining industry (or which is generally known or generally available as aforesaid only as a consequence of a breach of this Section 0) will be kept confidential, and will not be disclosed by Vendor, except:

(i)	to an Affiliate;

(ii)	if and to the extent required by legislation or other legal requirement or pursuant to the rules or regulations of a recognized stock exchange applicable to the Party so disclosing;

(iii)

if and to the extent it may be necessary or desirable to disclose to any government or government authority in connection with applications for consents, approvals, authorities or indications of no objection in relation to this Agreement or the Mining Claims;

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(iv)	to bona fide potential assignees of a Party’s interest under this Agreement or part of such interest;

(v)	to professional advisers, independent consultants, contractors or employees of the Parties;

(vi)	if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(vii)

if the information is, for the purpose of complying with the provisions of applicable securities regulatory laws, contained in a prospectus issued for a Party for the offer for subscription or purchase, or the issue of invitations to subscribe for or buy, its securities or securities of another corporation as the case may be; or

(viii)	if the information is generally and publicly available other than as a result of breach of confidence by the person receiving the information.

article 7

TERMINATION

7.1	Termination

This Agreement shall automatically terminate if DTOR is in default of any of its obligations provided for herein; provided, however, that the Vendor shall have provided Notice to DTOR of such default, and the default shall not have been cured by DTOR, to the reasonable satisfaction of the Vendor, within forty-five (45) days of DTOR receiving such Notice(s) of such default.

Article 8
GENERAL

8.1	Relationship of Parties

The relationship between the Parties will be limited to the performance of the objects provided for in this Agreement. It is not the intention of the Parties to create any partnership and this Agreement will not be constructed so as to render the Parties or any of them liable as partners or as a partnership.

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8.2	Public Notices

The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party under Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party.

8.3	Remedy Relating to Mining Claims and NSR Royalty

The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives in respect of the transfer of an undivided interest in and to the Mining Claims and the granting of the NSR Royalty, and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement in respect of either the transfer of interest in the Mining Claims or the granting of the NSR Royalty, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

8.4	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or email (“Notice”):

(a)	in the case of a Notice to the Vendor or at:

Comstock Resources Development LLC

c/o Joshua Gann

727 Clydesdale Rd.

Dayton, NV 89403

In the case of a Notice to DTOR at:

Del Toro Silver Corp

c/o Patrick Fagen, President
P.O. Box 16187

South Lake Tahoe, CA 96151

Fax:         (530) 820-9683
Email:      pafagen@yahoo.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

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Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 8.5.

8.5	Expenses

Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

However, if litigation is commenced to enforce this Agreement, as written, the prevailing Party in any such litigation shall be entitled to, inter alia, reimbursement for its expenses, including court costs and reasonable attorneys’ and expert witnesses’ fees and expenses.

8.6	Assignment

DTOR shall be entitled, upon giving notice to Vendor, to assign all of its rights and obligations under this Agreement to an Affiliate of DTOR. In such case, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of DTOR under this Agreement, except that such assignment shall not release DTOR from liability for its obligations under this Agreement. Except for such permitted assignment, no Party may assign this Agreement or any of the benefits, rights or obligations under this Agreement, without the prior written consent of the other Parties.

8.7	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of the amalgamation or merger of any Party) and permitted assigns.

8.8	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound by such amendment, supplement, modification or waiver or termination.

8.9	Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the execution of this Agreement.

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8.10	Counterparts

This Agreement may be executed in any number of counterparts (including by way of facsimile or other electronic means including portable document format) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

8.11	Miscellaneous

Recitals to this Agreement are hereby incorporated into this Agreement. Time periods in this Agreement shall be computed by excluding the first day and including the last.

IN WITNESS OF WHICH, the Parties have executed the Agreement as of the date first written above.

COMSTOCK RESOURCES DEVELOPMENT LLC

By:	/s/ Joshua Gann
Name: Joshua Gann
Title: Manager

DEL TORO SILVER CORP.

By:	/s/ Patrick Fagen
Name: Patrick Fagen
Title: President

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schedule A

MINING CLAIMS

SERIAL NUMBER                     CLAIM NAME

NMC 896433	PEYTONS PLACE #1

NMC 903283	PEYTONS PLACE 2

NMC 923660	ELLENS PLACE #1

NMC 926058	ELLENS PLACE #2

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SCHEDULE B

Equipment AND sTRUCTURES

Any and all head frames, foundations, buildings, timbers, utilities and structural materials existing on the claims on the Effective Date.

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